Exhibit 4.2

Certificate Number YXT.COM GROUP HOLDING LIMITED INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES ACT (AS AMENDED OR REVISED FROM TIME TO TIME) THE AUTHORISED CAPITAL OF THE COMPANY IS USD 50,000.00 DIVIDED INTO 483,068,176 CLASS A ORDINARY SHARES OF PAR VALUE USD 0.0001 EACH 16,931,824 CLASS B ORDINARY SHARES OF PAR VALUE USD 0.0001 EACH Number of Shares THIS CERTIFIES THAT OF IS THE OWNER OF fully paid CLASS A ORDINARY share(s) of USD 0.0001 each IN THE COMPANY YXT.COM GROUP HOLDING LIMITED (the “Company”) transferable on the books of the Company by the holder hereof in person or by a duly authorised attorney upon surrender of this certificate to the Company. This certificate and the shares represented are issued and shall be held subject to the provisions of the Memorandum and Articles of Association of the Company. EXECUTED on behalf of the Company this ______________day of _______________________________ Director Specimen